Exhibit 99.B.8.46
FORM OF
AMENDMENT TO PARTICIPATION AGREEMENT
Among
ING VP BOND PORTFOLIO
RELIASTAR LIFE INSURANCE COMPANY
and
ING FUNDS DISTRIBUTOR, INC.

This Amendment is dated as of the ____ day of _____________, 200__ by and between
RELIASTAR LIFE INSURANCE COMPANY (the “Company”), a life insurance company organized under the laws of Minnesota, ING VP BOND PORTFOLIO (the
“Trust”) an open-ended management investment company and business trust organized under the laws of Massachusetts, and ING FUNDS DISTRIBUTOR, INC. (the
“Distributor”), a corporation organized under the laws of the State of Delaware.

WHEREAS, the Parties entered into a Participation Agreement on May 1, 2002 (the
“Agreement”) and as amended on July 15, 2003;

WHEREAS, the Parties desire to further amend said Agreement in the manner hereinafter set forth;

NOW THEREFORE, the parties hereby amend the Agreement in the following form:
By replacing the existing Schedule A with the Schedule A attached hereto.
All of the other provisions contained in the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized signatories as of the date and year first above written.

ING VP BOND PORTFOLIO	RELIASTAR LIFE INSURANCE COMPANY
By:	By:
Name:	Name:
Title:	Title:
ING FUNDS DISTIBUTOR, INC.
By:
Name:
Title:

SCHEDULE A

Schedule A

Contracts and Separate Accounts

Separate Account(s):	Contracts:
ReliaStar Select Life Variable Account	FlexDesign VUL
(October 11, 1984)	Variable Accumulation Design VUL
Variable Estate Design VUL
ING Protector Elite VUL
Separate Account N